CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 15, 2001, relating to the financial statements and financial highlights which appears in the December 31, 2000 Annual Report to Shareholders of TT EAFE Portfolio (one of the portfolios constituting TT International U.S.A. Master Trust), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
April 30, 2001